Exhibit 107

Calculation of Filing Fee Table

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Currenc Group Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value$0.0001 per share (Secondary Offering)(1)	457(o)			(2)	$10,150,000	0.00015310	$1,553.965

Fees Previously Paid	—	—	—	—	—		—	—	—

			Total Offering Amounts				$10,150,000		$1,553.965
			Total Fees Previously Paid						$—
			Total Fee Offsets						$—
			Net Fees Due						$1,553.965

(1)	Reflects (i) up to $10,000,000 ordinary shares of the Company, par value $0.0001 per share (the “Ordinary Shares”) to be sold by the Company to Arena Business Solutions Global SPC II, Ltd, an exempted company with limited liability incorporated under the laws of Cayman Islands (“Arena”), pursuant to the Purchase Agreement, dated as of February 10, 2025 between the Company and Arena (the “ELOC Purchase Agreement”) and (ii) up to $150,000 Ordinary Shares issued to Arena as a commitment fee upon the execution of the ELOC Purchase Agreement.

(2)	Excluded in accordance with Rule 457(o) under the Securities Act.